SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                     FORM 15
   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934
                                 ---------------

                        COMMISSION FILE NUMBER 333-56869
                                 ---------------

                         FRANKLIN RECEIVABLES LLC
             (Exact name of registrant as specified in its charter)
                        47 WEST 200 SOUTH, SUITE 500
                         SALT LAKE CITY, UTAH 84101
                              (801) 238-6756

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        FRANKLIN AUTO TRUST 1998-1, CLASS A-1 AND CLASS A-2 ASSET-BACKED NOTES FRANKLIN AUTO TRUST 1999-1, CLASS A-1 AND CLASS A-2 ASSET-BACKED NOTES
                  (Title of each class of securities covered by this Form)
                                      NONE.
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S)
         RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:
         RULE 12g-4(a)(1)(i)  [ ]       RULE 12h-3(b)(1)(ii) [ ]
         RULE 12g-4(a)(1)(ii) [ ]       RULE 12h-3(b)(2)(i)  [ ]
         RULE 12g-4(a)(2)(i)  [ ]       RULE 12h-3(b)(2)(ii) [ ]
         RULE 12g-4(a)(2)(ii) [ ]       RULE 15d-6           [X]
         RULE 12h-3(b)(1)(i)  [ ]


         Approximate number of holders of record as of the certification or notice date -- FRANKLIN AUTO TRUST 1998-1: 14 holders; FRANKLIN AUTO TRUST 1999-1: 8 holders.

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Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned, hereunto duly authorized.


                          FRANKLIN RECEIVABLES LLC

                          By: FRANKLIN CAPITAL CORPORATION, as Managing Member

Date:  October 27, 1999   By:   /s/ Jennifer J. Bolt
                                  --------------------------------

                                  President


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